Exhibit 14

GLOBAL ENTERTAINMENT & MEDIA HOLDINGS CORPORATION

FORM OF CODE OF CONDUCT AND ETHICS

I.  General

     It is the policy of Global Entertainment & Media Holdings Corporation (the “Company”) that all of its employees, officers and directors maintain the highest level of integrity in their dealings on behalf of the Company, in their dealings with the Company, and in all matters affecting the Company’s relationships with its security holders, vendors, service providers and others with whom the Company does business. The Company believes the high level of integrity with which it conducts its affairs will be a major factor in the Company’s success.

     This Code of Conduct and Ethics (this “Code”) sets forth basic principles of conduct and ethics to guide all employees, officers and directors. No code of conduct and ethics can, however, effectively substitute for the thoughtful behavior of an ethical employee, officer or director. This Code is presented to serve as a guide for general decision-making in a variety of circumstances that might be encountered in conducting the Company’s business. Its purpose is to deter wrongdoing and to:

  Promote honest, ethical and fair conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  Promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

  Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by or on behalf of the Company;

  Promote compliance with applicable governmental laws, rules and regulations;

  Promote the prompt internal reporting of violations of this Code to appropriate persons or committees identified in this Code;

  Promote accountability for adherence to this Code;

  Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

  Provide mechanisms to report unethical conduct; and

  Help foster a culture of honesty and accountability in the Company.

     It is the responsibility of each employee, officer and director to become familiar with the provisions of this Code. All employees, officers and directors are expected and required to act in full compliance with this Code at all times. Violations of this Code by an employee, officer or director are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution.

II.   Fair Dealing

  Each employee, officer and director, in carrying out his or her duties and responsibilities, should endeavor at all times to deal fairly with the Company’s vendors, service providers, competitors and other third parties. While we expect our employees to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

  No employee, officer or director is to take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

III.  Compliance with Laws, Rules and Regulations

  Employees, officers and directors are expected to comply at all times with all applicable governmental, state and local laws, rules and regulations, including any rules promulgated by any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

  Employees, officers and directors are required to comply with all policies applicable to them that are adopted by the Company from time to time.

  Employees, officers and directors must cooperate fully with those individuals responsible for preparing reports, including reports to be filed with the SEC, and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

  Any violation of applicable laws, rules and regulations by any employee, officer or director should be reported to the Company. Employees, officers and directors should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action.

IV.     Conflicts of Interest

A.	A “conflict of interest” occurs when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. Conflict situations include:

	(1)	Action or Inaction: When an employee, officer or director or a member of his or her family, will benefit personally from something the employee, officer or director does or fails to do that is not in the best interests of the Company.

	(2)	Objectivity: When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

	(3)	Personal Benefits: When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company which are not generally available to all of the Company’s employees. Loans to, or guarantees of obligations of, employees, officers or directors by persons with whom the Company does business are of special concern.

	(4)	Competing Activities: When an employee, officer or director engages in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

B.	Specific Situations: The following rules apply to specific situations that involve, or may involve, conflicts of interest, unless approved in advance by a majority of the directors not having an interest in the transaction:

	(1)	Transactions with the Company: No (a) employee, officer or director, (b) member of the immediate family (defined below in paragraph 5) of any employee, officer or director, (c) entity in which an employee, officer or director has an economic interest of more than 5% or a controlling interest or (d) affiliate of any of the foregoing may enter into any transaction with the Company.

	(2)	Confidential Information and Trade Secrets: During the period of an employee’s, officer’s or director’s employment or affiliation with the Company and at all times subsequent thereto, the current or former employee, officer or director will refrain from publishing or disclosing, or authorizing anyone else to publish or disclose, any confidential information or trade secrets relating to the business of the Company or any of its subsidiaries or affiliates obtained by the employee, officer or director while employed by or associated with the Company. All records, papers and documents kept or made by an employee, officer or director relating to the business of the Company or any of its subsidiaries or affiliates shall be and remain the property of the Company and, at the request of the Company, shall be surrendered to the Company upon termination of the employee’s, officer’s or director’s employment or affiliation.

	(3)	Other Business Activities: No full-time employee will engage in any part-time employment, business consulting arrangements or other business activities which could interfere with the employee’s duties and obligations to the Company without written approval from the chief executive officer of the Company. For purposes of clarity, this provision shall not apply to executive officers and directors.

(4)	Competing Activities: Subject to the terms of the [Business Opportunity Right of First Offer Agreement] with Jules Haimovitz, Ronald Bernard, Edward D. Horowitz and Mark Piegza (the “Sponsors”), if applicable, and] any pre-existing fiduciary duties of the relevant individuals, no employee, officer or director will engage in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

(5)	Transactions with Family Members: Where a member of the immediate family (parents, mothers or fathers-in-law, spouses, children, sons or daughters-in-law, brothers or sisters-in-law, siblings or anyone living in the same household) of any employee, officer or director is involved in a transaction with the Company, all payments, commissions, fees, or other remuneration to such family member must be disclosed to and approved in advance by the chief executive officer of the Company or the chairman of the Board of Directors.

(6)	Exchange of Benefits: No employee, officer or director may solicit or accept any money, gift, favor, service, or other tangible or intangible benefit or service from any employee of the Company or any vendor, service provider or other person with which the Company does business, even if it is otherwise permitted by this Code, in exchange for anything involving the performance of the person’s responsibilities on behalf of the Company, or under circumstances that might impair the employee’s, officer’s or director’s independent judgment as to what is in the best interests of the Company.

•	Avoidance: Employees, officers and directors must do everything they reasonably can to avoid conflicts of interest or actions or relationships that give the appearance of conflicts of interest.

•

Reporting: If a situation that creates a conflict of interest or the appearance of a conflict of interest arises, the person involved must promptly report it (1) if the person involved is a director or an executive officer of the Company, to the Governance and Nominating Committee of the Company’s Board of Directors (the “Governance and Nominating Committee”) and (2) if the person involved is someone other than a director or an executive officer of the Company, to the chief executive officer of the Company. If a director, officer or employee becomes aware of a situation that he or she believes involves a conflict of interest involving another director, officer or employee, the person who becomes aware of the situation must promptly report it to (a) the chief executive officer of the Company, (b) the chairman of the Board of Directors, or (c) the head of the division within which the particular employee or officer works. Any report of a situation that is made to the chief executive officer of the Company, the chairman of the Board of Directors or the head of a division will be passed on to the Governance and Nominating Committee or to the chief executive officer of the Company, as applicable. When there is any question of whether a conflict of interest is present and should be disclosed, all employees, officers and directors should resolve any doubt in favor of full disclosure.

•	Exceptions: The Company recognizes that the foregoing procedures may not give due respect to the specifics of a particular situation. In the event a situation arises in which an employee, officer or director believes the foregoing procedures should not be applied, the employee, officer or director should seek the advice, in writing, of the chief executive officer of the Company or the chairman of the Board of Directors.

•	Remedial Actions: In any instance in which an employee, officer or director becomes involved in a situation that involves a conflict or interest, or an appearance of one, he or she must work with the Governance and Nominating Committee or the chief executive officer of the Company, as applicable, to devise an arrangement by which (1) that committee (or its designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the employee, officer or director who has a conflict of interest will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) it is ensured that the employee, officer or director who has a conflict of interest will not profit personally from the situation that causes the conflict of interest and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.

V.      Corporate Opportunities

•	Subject to [the Business Opportunity Right of First Offer Agreement the Sponsors, and] any pre-existing fiduciary duties of the relevant individuals, no employee, officer or director will:

(1)	take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

(2)	use corporate property, information or position for personal gain; or

(3)	compete with the Company, in each of the foregoing cases, to the material detriment of the Company. Whether any of the foregoing actions is to the material detriment of the Company will be determined by the Board of Directors based on all relevant facts and circumstances, including whether the Company has previously declined to pursue such proposed opportunity for its own benefit.

•	Employees, officers and directors owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises.

VI.    Gifts and Gratuities

     Employees, officers and directors who deal with the Company’s vendors, service providers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. No gift or entertainment should ever be offered, given, provided or accepted by any employee, officer or director in connection with the Company’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

     Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should offer, give, provide or accept business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

VII. Accuracy of Books and Records and Public Reporting

  Employees, officers and directors shall honestly and accurately report all business transactions. The Company expects each employee, officer and director to maintain the Company’s books, accounts and financial statements in reasonable detail, and to appropriately reflect the Company’s transactions in conformity with applicable legal requirements and the Company’s system of internal controls. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

  It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications. Persons responsible for the preparation of such documents and reports and other public communications are to exercise the highest standard of care.

VIII. Confidentiality

  Employees, officers and directors must maintain the confidentiality of all confidential information entrusted to them by the Company or other companies, including the Company’s vendors, service providers or others with whom the Company does business, except when disclosure is authorized by the Company or is legally mandated.

  Confidential information includes all information that may be of use to the Company’s competitors, or that could be harmful to the Company, if disclosed.

  Employees, officers and directors must comply with all confidentiality policies adopted by the Company from time to time and with confidentiality provisions in agreements to which they or the Company are parties.

IX. Protection and Proper Use of Company Assets

  Employees, officers and directors must take all reasonable actions in their power to protect the Company’s assets and ensure their efficient use by the Company.

  Any suspected incidents of fraud or theft should be immediately reported forinvestigation.

  Employees, officers and directors will use the Company’s assets only for the Company’s legitimate business purpose.

X. Health and Safety

     The Company strives to provide employees, officers and directors with a safe and healthy work environment, and strives to comply with all applicable laws and regulations relating to safety and health in the workplace. Each employee, officer and director has a responsibility for maintaining a safe and healthy workplace for all other employees, officers and directors by consulting and complying with all Company rules regarding workplace conduct and safety, and reporting accidents, injuries and unsafe equipment, practices and conditions to the chief executive officer of the Company.

XI. Discrimination and Harassment

     The Company values the diversity of its employees and is committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. All persons are encouraged to speak out when a co-worker’s conduct is inappropriate, and to report harassment when it occurs.

XII. Accounting and Financial Reporting Concerns

     The Company seeks to comply with all applicable financial reporting and accounting regulations applicable to the Company. Each employee, officer and director must promptly bring to the attention of the Audit Committee of the Board of Directors (the “Audit Committee”) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. In addition, employees, officers and directors who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving the Company are encouraged to submit those concerns to the Audit Committee. The Audit Committee, will, subject to duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. These submissions may be directed to the attention of the chairman of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive office of the Company.

XIII. Changes in or Waiver of the Code

Any waiver of any provision of this Code must be approved:

With regard to any executive officer or director, by the Board of Directors (but without the involvement of any director who will be personally affected by the waiver) or by a committee consisting entirely of directors, none of whom will be personally affected by the waiver.

With regard to any other officer or employee, by the chief executive officer of theCompany, but only upon such employee making full disclosure in advance of the transaction in question.

  An employee officer or director may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Board of Directors or the chief executive officer, as applicable, setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Board of Directors or the chief executive officer, as the case may be, shall review such request and make a determination thereon in writing, which shall be binding.

  This Code may be amended at any time by the Board of Directors. Any amendments to this Code, excluding any minor technical, administrative or other non-substantive amendments, must be approved or ratified by a majority vote of the Board of Directors, including a majority of independent directors.

  The Company will disclose (i) any waiver of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller of the Company, and persons performing similar functions or (ii) any change in this Code (other than minor technical, administrative or other non-substantive amendment thereto), in each case in a filing with the SEC or in another manner that complies with applicable SEC rules, and the Company will make any other disclosures of changes in, or waivers of, this Code, that are required by law or by the rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

     All persons should note that it is not the Company’s intention to grant or permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

XIV. Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

  Employees, officers and directors must report promptly any violations of this Code of which they become aware (including any violations of the requirements of compliance with law) as described in this Code under “IV. Conflicts of Interest—Reporting” or “XII. Accounting and Financial Reporting Concerns.” In addition, any violation of this Code shall be reported to the Governance and Nominating Committee. Failure to report a violation can lead to disciplinary action against the person who failed to report the violation, which may be as severe as the disciplinary action against the person who committed the violation.

  The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

  Possible violations of this Code may be reported orally or in writing and may be reported anonymously.

  The Company will not allow retaliation for reports of possible violations of this Code made in good faith.

XV. No Rights Created

     This Code is a statement of certain fundamental principles, policies and procedures that govern the employees, officers and directors of the Company in the conduct of the Company’s business. It is not intended to and does not constitute an employment contract or an assurance of continued employment or create any rights in any employee, officer, director, lender, service provider, supplier, competitor, security holder or any other person or entity.

XVI. Compliance Procedures

     This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by this Code and where you must make a judgment as to the appropriate course of action. In those circumstances, the Company encourages you to use your common sense, and to contact the chief executive officer of the Company for guidance. The Company strives to ensure that all questions or concerns are handled fairly, discreetly and thoroughly. You need not identify yourself.

XVII. Dissemination and Amendment

     This Code shall be distributed to each existing employee, officer and director of the Company and to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each officer, director and employee of the Company, and each officer, director and employee shall be required annually to sign an acknowledgment with respect to this Code in the form attached hereto as Exhibit A.

     The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

Adopted: ________, 2008

Exhibit A

GLOBAL ENTERTAINMENT & MEDIA HOLDINGS CORPORATION

Acknowledgment
of
Code of Conduct and Ethics

To: Employees, Officers and Directors of Global Entertainment & Media Holdings Corporation

           The undersigned hereby certifies and acknowledges that he or she:

                     (1) has read and understands the Company’s Code of Conduct and Ethics; and

                     (2) affirms and agrees to comply with such Code of Conduct and Ethics.

Date:
Name:

Title: